As filed with the Securities and Exchange Commission on April 1, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

International General Insurance Holdings Ltd.

(Exact Name of Registrant as specified in its charter)

Bermuda	6399	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

74 Abdel Hamid Sharaf Street, P.O. Box 941428,

Amman 11194, Jordan
+962 6 562 2009

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address and telephone number of agent for service)

Copies to:

Michael Hilton, Esq. Freshfields Bruckhaus Deringer LLP Al Fattan Currency House Tower 2, 20th floor PO Box 506 569 Dubai, United Arab Emirates +971 4 5099 100	Michael Levitt, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, NY 10022 (212) 277-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is fled to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee(2)
Primary Offering:
Common shares, par value $0.01 per share	17,250,000	(3)	$11.50	(4)	$198,375,000.00		$21,642.71
Secondary Offering:
Common shares, par value $0.01 per share	38,861,863	(5)	$7,44	(6)	$289,132,260.72	(6)	$31,544.33
Warrants	4,500,000	(7)	$—		$—		$—	(9)
Common shares issuable on exercise of warrants(3)	4,500,000	(8)	$11.50		$51,750,000.00		$5,645.93
Total							$58,832.97	(10)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional securities as may be issued to prevent dilution resulting from share dividends, share splits or similar transactions.

(2)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

(3)	Includes (i) 12,750,000 common shares of International General Insurance Holdings Ltd., a Bermuda exempted company (“we” or the “Company”), issuable upon the exercise of public warrants of the Company, and (ii) 4,500,000 common shares issuable upon the exercise of the private warrants of the Company (the “private warrants” and, together with the public warrants, the “warrants”).

(4)	Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(g), based on the exercise price of the warrants.

(5)	Consists of common shares of the Company issued on a private basis to certain shareholders and investors in connection with the closing of the business combination contemplated by the Business Combination Agreement, dated as of October 10, 2019, as amended, by and among Tiberius Acquisition Corp., International General Insurance Holdings Limited, a company organized under the laws of the Dubai International Financial Center, the Purchaser Representative, and the Seller Representative named therein and, pursuant to a joinder thereto, the Company and Tiberius Merger Sub, Inc.

(6)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $7.44, which is the average of the high and low prices of the Registrant’s common shares on March 29, 2021 on the Nasdaq Stock Market.

(7)	Includes the resale of 4,500,000 private warrants.

(8)	Includes the resale of 4,500,000 common shares issuable upon the exercise of private warrants.

(9)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the common shares underlying the warrants, and no separate fee is payable for the warrants

(10)	Pursuant to Rule 457(p) under the Securities Act, the filing fee currently due has been offset by an unused portion of the filing fee of $63,050.10 paid in connection with the Registration Statement on Form F-1 (File No: 333-237674) initially filed by the Company on April 14, 2020. Accordingly, $58,832.97 is being offset against the total registration fee due for this registration statement, resulting in no additional fee being due in connection with the filing of this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION—DATED APRIL 1, 2021

PRELIMINARY PROSPECTUS

International General Insurance Holdings Ltd.

Primary Offering of
17,250,000 Common Shares

Secondary Offering of
38,861,863 Common Shares
4,500,000 Warrants to Purchase Common Shares
4,500,000 Common Shares Issuable Upon Exercise of Warrants

This prospectus relates to the issuance from time to time by us of up to 17,250,000 common shares, par value $0.01 per share (the “common shares”), including (i) 12,750,000 common shares issuable upon the exercise of our public warrants (the “public warrants”) issued in exchange for 12,750,000 public warrants of Tiberius Acquisition Corporation, a Delaware corporation (“Tiberius”), and (ii) 4,500,000 common shares issuable upon the exercise of our warrants issued in exchange for 4,500,000 Tiberius private warrants (the “private warrants” and, collectively with the public warrants, the “warrants”).

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (collectively, the “selling securityholders”) of up to (i) 38,861,863 common shares, (ii) 4,500,000 private warrants to purchase our common shares and (iii) 4,500,000 common shares issuable upon the exercise of the private warrants (collectively, the “securities”). This prospectus covers any additional securities that may become issuable by reason of share splits, share dividends and similar transactions.

The common shares covered by this prospectus that may be offered and sold by the selling securityholders include (i) 31,061,956 common shares owned by former shareholders of International General Insurance Holdings Limited, a company organized under the laws of the Dubai International Financial Center (“IGI Dubai”), (ii) 2,962,152 common shares owned by Lagniappe Ventures LLC, a Delaware limited liability company (the “Sponsor”), and its permitted transferees, (iii) 1,937,755 common shares issued to certain institutions and accredited investors on a private basis at the closing of the business combination (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of October 10, 2019, as amended (the “Business Combination Agreement”), by and among Tiberius, IGI Dubai, the Purchaser Representative, and the Seller Representative named therein and, pursuant to a joinder thereto, the Company and Tiberius Merger Sub, Inc. (“Merger Sub”), (iv) 2,900,000 common shares issued to certain institutions and accredited investors on a private basis at the closing of the Business Combination pursuant to certain forward purchase contracts, and (v) 4,500,000 common shares issuable upon the exercise of the 4,500,000 warrants held by certain selling securityholders.

Each warrant entitles the holder to purchase one common share at an exercise price of $11.50 per share and will expire on March 17, 2025, at 5:00 p.m., New York City time, or earlier upon redemption. Once the warrants are exercisable, we may redeem the outstanding public warrants at a price of $0.01 per warrant if the last reported sales price of our common shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders, as described herein. The private warrants have terms and provisions that are identical to those of the public warrants, except as described herein.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell these securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution” herein. In connection with any sales of common shares offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We are registering these securities for resale by the selling securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer.

All of the common shares and warrants (including shares underlying such warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of $198,375,000 from the exercise of the public warrants, assuming the exercise in full of all the warrants for cash. If the warrants are exercised pursuant to a cashless exercise feature we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

Our common shares and warrants are currently listed on the Nasdaq Capital Market under the symbols “IGIC” and “IGICW,” respectively. On March 31, 2021, the last reported sale price of our common shares and warrants as reported on the Nasdaq Capital Market was $8.17 per common share and $0.89 per warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Our principal executive offices are located at 74 Abdel Hamid Sharaf Street, P.O. Box 941428, Amman 11194, Jordan.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                          , 2021

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling securityholders have authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The selling securityholders may use the shelf registration statement to sell up to an aggregate of (i) 38,861,863 common shares, (ii) 4,500,000 warrants and (iii) common shares issuable upon exercise of the warrants from time to time as described in the section titled “Plan of Distribution.” This prospectus also relates to the issuance by us of up to 17,250,000 common shares that are issuable upon the exercise of the warrants.

All of the common shares and warrants (including shares underlying such warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of $198,375,000 from the exercise of the warrants, assuming the exercise in full of all the warrants for cash.

To the extent required, we and the selling securityholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Documents Incorporated by Reference.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

FREQUENTLY USED TERMS

As used in this prospectus, unless the context otherwise requires or indicates, references to “we,” “us,” “our,” “IGI” and the “Company” refer to International General Insurance Holdings Ltd., a Bermuda exempted company, and its consolidated subsidiaries. References to “IGI Dubai” refer to our wholly owned subsidiary International General Insurance Holdings Limited, a company organized under the laws of the Dubai International Financial Center, on a stand-alone basis.

In this prospectus:

“Amended and Restated Bye-laws” means the amended and restated bye-laws of the Company.

“Business Combination Agreement” means the Business Combination Agreement, dated as of October 10, 2019, as amended, by and among Tiberius, IGI Dubai, the Purchaser Representative, the Seller Representative and, pursuant to a joinder thereto, the Company and Merger Sub.

“Business Combination” means the Merger, the Share Exchange and the other transactions contemplated by the Business Combination Agreement that were completed on March 17, 2020.

“Cash Consideration” means an aggregate of $80.0 million paid to the Sellers in connection with the Share Exchange.

“Closing” means the closing of the Business Combination on March 17, 2020.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act of 1981 of Bermuda, as amended.

“Company” or “IGI” means International General Insurance Holdings Ltd., a Bermuda exempted company, which became the parent company of Tiberius and IGI Dubai as a result of the Business Combination.

“Equity Consideration” means common shares of the Company issued to the Sellers equal in value to the Transaction Consideration minus the Cash Consideration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” means common shares of the Company equal in value to the total Transaction Consideration less $80.0 million of Cash Consideration issued to former shareholders of IGI Dubai in exchange for their IGI Dubai shares.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”).

“IGI Bermuda” means International General Insurance Co. Ltd.

“IGI Dubai” means International General Insurance Holdings Ltd., a company organized under the laws of the Dubai International Financial Center, which became a subsidiary of the Company as a result of the Business Combination.

“IRS” means the Internal Revenue Service of the United States.

“Jabsheh Director” means a director appointed by Wasef Jabsheh in accordance with the Amended and Restated Bye-laws.

“Jabsheh Family” means members of Wasef Jabsheh’s immediate family and/or natural lineal descendants of Wasef Jabsheh or a trust or other similar entity established for the exclusive benefit of Wasef Jabsheh and his immediate family and natural lineal descendants.

“Lock-up Agreements” mean the Lock-up Agreements between the Purchaser Representative and each of Wasef Jabsheh, Argo Re Limited and Oman International Development & Investment Company SAOG, dated October 10, 2019, to which the Company became a party after the date thereof by executing and delivering a joinder thereto.

“Merger” means the merger of Merger Sub with and into Tiberius, with Tiberius surviving such merger.

“Merger Sub” means Tiberius Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company that merged with and into Tiberius as part of the Business Combination.

“Nasdaq” means the Nasdaq Capital Market.

“Ominvest” means Oman International Development & Investment Company SAOG.

“private warrants” means 4,500,000 warrants of the Company issued in exchange for 4,500,000 Tiberius private warrants at the closing of the Business Combination.

“Purchaser Representative” means Lagniappe Ventures LLC, a Delaware limited liability company.

“Registration Rights Agreement” means the registration rights agreement, dated as of March 17, 2020, by and among the Company, the Purchaser Representative, and the Sellers party thereto as “Investors” thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sellers” means the shareholders of IGI who are parties to the Share Exchange Agreements.

“Seller Representative” means Wasef Jabsheh, who executed the Business Combination Agreement in his capacity as the representative of the Sellers.

“Share Exchange” means the exchange of all of the share capital of IGI Dubai as part of the Business Combination for a combination of our common shares and aggregate cash consideration of $80.0 million.

“Share Exchange Agreements” means the Share Exchange Agreements, dated October 10, 2019 or otherwise prior to the Closing, by and among the holders of all of the outstanding share capital of IGI Dubai, Tiberius and the Seller Representative and, pursuant to a joinder thereto, the Company.

“Sponsor” means Lagniappe Ventures LLC, a Delaware limited liability company.

“Sponsor Share Letter” means the letter agreement between the Sponsor, Tiberius, IGI Dubai, Wasef Jabsheh and Argo Re Limited, dated October 10, 2019, to which the Company became a party after the date thereof by executing and delivering a joinder thereto.

“Tiberius” means Tiberius Acquisition Corporation, a Delaware corporation, which became a subsidiary of the Company as a result of the Business Combination.

“Tiberius common stock” means shares of common stock of Tiberius, par value $0.0001 per share.

“Transaction Consideration” means the total consideration paid by the Company to the Sellers for their shares of IGI as part of the Business Combination, consisting of Cash Consideration and Equity Consideration.

“warrant” means a warrant to purchase one common share of the Company at a price of $11.50 per share.

“$” means the currency in dollars of the United States of America.

PROSPECTUS SUMMARY

This summary highlights selected information and does not contain all of the information you should consider before investing in our securities. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” for more information.

Our Company

We are a highly-rated global provider of specialty insurance and reinsurance solutions in over 200 countries and territories. We underwrite a diversified portfolio of specialty risks including energy, property, construction and engineering, ports and terminals, general aviation, political violence, casualty, financial institutions, marine and treaty reinsurance. Our size affords us the ability to be nimble and seek out profitable niches that can generate attractive underwriting results. Our underwriting focus is supported by exceptional service to our clients and brokers. Founded in 2001, our wholly owned subsidiary International General Insurance Holdings Ltd., a company organized under the laws of the Dubai International Financial Center (“IGI Dubai”), has prudently grown our business with a focus on underwriting profitability.

Our “underwriting first” approach has led to a strong track record of profitable growth in our core lines of business and has allowed for successful expansion into new lines of business and geographic locations without compromising underwriting profitability. We have expanded our gross written premium (“GWP”) from $153 million for the year ended December 31, 2009 to $467.3 million for the year ended December 31, 2020, resulting in a compound annual growth rate (CAGR) of 10.7%, while delivering a consistently strong underwriting performance which is demonstrated by an average combined ratio of 90.7% over the same time period.

Our primary objective is to underwrite specialty products that maximize return on equity subject to prudent risk constraints on the amount of capital we expose to any single event. We follow a careful and disciplined underwriting strategy with a focus on individually underwritten specialty risks through in-depth assessment of the underlying exposure. We use data analytics and modern technology to offer our clients flexible products and customized and granular pricing. We manage our risks through a variety of means, including contract terms, portfolio selection and underwriting and geographic diversification. Our underwriting strategy is supplemented by a comprehensive risk transfer program with reinsurance coverage from highly-rated reinsurers that we believe lowers our volatility of earnings and provides appropriate levels of protection in the event of a major loss event.

We maintain our centralized operational functions in Amman, Jordan, complemented by offices in London and Dubai and our Asia Pacific hub in Kuala Lumpur, Malaysia. We are licensed as a Tier 2 reinsurer (meaning that local brokers may only offer reinsurance business to IGI after first offering it to first-tier reinsurers) in Labuan, Malaysia and have a representative office in Casablanca, Morocco. Our primary underwriting subsidiary, International General Insurance Co. Ltd. (“IGI Bermuda”), is a class 3B insurance and reinsurance company regulated by the Bermuda Monetary Authority. Our presence in various geographic locations provides us with access to global business in profitable niche markets. Our technical underwriting capabilities, client service, nimble culture and ability to quickly adapt to changing market conditions further support our strong market position and reputation as an expert in niche businesses in our core geographies.

On March 17, 2020, we completed the Business Combination with Tiberius, as a result of which each of IGI Dubai and Tiberius became a subsidiary of the Company and the Company became a new public company owned by the prior stockholders of Tiberius and the prior shareholders of IGI Dubai. Upon consummation of the Business Combination, our common shares and warrants to purchase common shares became listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “IGIC” and “IGICW,” respectively.

Recent Developments

On March 25, 2021, our board of directors declared a common share dividend of $0.17 per share for the period from July 1, 2020 to December 31, 2020. The dividend is payable on April 20, 2021 to shareholders of record at the close of business on April 5, 2021.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we will take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We will take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the issuance, in any three-year period, by our Company of more than $1.0 billion in non-convertible debt securities; or (iv) the last day of the fiscal year ending after the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement. After we no longer qualify as an emerging growth company, if we are not an accelerated filer (which requires a market capitalization of at least $75 million) or a large accelerated filer (which requires a market capitalization of at least $700 million) we would continue to be exempt from the auditor attestation requirement for the assessment of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

We are also considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events;

●	the SEC rules on disclosure of compensation on an individual basis unless individual disclosure is required in the Company’s home country (Bermuda) and is not otherwise publicly disclosed by the Company; and

●	Regulation FD, the rule which prohibits U.S. domestic registrants from selectively disclosing material nonpublic information to certain persons without making a widespread public disclosure of such information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus and the documents incorporated by reference herein. Accordingly, the information contained herein may be different from the information you receive from our competitors that are U.S domestic filers, or other U.S domestic public companies in which you have made an investment.

Risk Factors

Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 5 and our latest annual report on Form 20-F. You should carefully consider such risks before deciding to invest in our securities.

Additional Information

International General Insurance Holdings Ltd. was incorporated on October 28, 2019 under the laws of Bermuda as an exempted company solely for the purpose of effectuating the Business Combination, which was consummated on March 17, 2020, at which time we became a public company. We are a foreign private issuer and file or furnish reports with the SEC using the rules and forms applicable to foreign private issuers.

Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. Our principal executive office is located at 74 Abdel Hamid Sharaf Street, PO Box 941428, Amman 11194, Jordan, and its telephone number is +962 6 562 2009. Our agent for service of process in the United States is Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, DE 19711.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC which is accessible at www.sec.gov.

Our principal website address, www.iginsure.com, contains reports and other information that we file with or furnish electronically with the SEC. The information contained on our website does not form a part of, and is not incorporated by reference into, this prospectus.

Summary Terms of the Offering

Issuer	International General Insurance Holdings Ltd.

Primary Offering

Common shares offered by us	17,250,000 common shares issuable upon the exercise of our warrants.

Terms of warrants	Each warrant entitles the registered holder to purchase one common share at a price of $11.50 per share. Our warrants expire on March 17, 2025 at 5:00 p.m., New York City time, or earlier upon redemption.

Use of proceeds	We will receive up to an aggregate of $198,375,000 million from the exercise of the warrants, assuming the exercise of all of the warrants for cash. To the extent one or more of the warrants are exercised pursuant to a cashless exercise feature we will not receive any cash from the exercise of such warrants. Our management will have broad discretion over the use of proceeds from the exercise of the warrants. See “Use of Proceeds.”

Common shares issued and outstanding prior to any exercise of warrants	48,753,251 common shares (including 3,012,500 common shares subject to vesting but which are issued and outstanding for purposes of voting and receipt of dividends) (as of March 19, 2021)

Common shares to be issued and outstanding assuming exercise of all warrants	66,003,251 common shares (including 3,012,500 common shares subject to vesting but which are issued and outstanding for purposes of voting and receipt of dividends) (as of March 19, 2021)

Secondary Offering

Securities that may be offered and sold from time to time by the selling securityholders	Up to (i) 38,861,863 common shares, (ii) 4,500,000 warrants and (iii) 4,500,000 common shares issuable upon exercise of the warrants.

Offering prices	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the selling securityholders may determine. See “Plan of Distribution.”

Registration rights granted to certain securityholders	We are registering the offer and sale of certain securities covered by this prospectus to satisfy certain registration rights we have granted. See the section titled “Description of Securities—Registration Rights” for further discussion.

Dividend policy	Our board of directors will evaluate whether or not to pay dividends and, if so, how frequently depending on our results, market conditions, contractual obligations, legal restrictions and other factors deemed relevant by the board of directors. See “Dividend Policy.”

Use of proceeds	All of the common shares and warrants (including shares underlying such warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. See “Use of Proceeds.”

Market for our securities	Our common shares and warrants are listed on the Nasdaq Capital Market under the symbols IGIC and IGICW, respectively.

Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 5 of this prospectus, and the risk factors disclosed in our annual report on Form 20-F and other documents incorporated by reference herein, for a description of certain of the risks you should consider before investing in our common shares or warrants.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before investing in our securities, in addition to the risks and uncertainties described under “Forward-Looking Statements,” you should carefully consider the risks and uncertainties discussed under “Risk Factors,” “Operating and Financial Review and Prospects” and our audited consolidated financial statements and related notes thereto in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, which is incorporated by reference into the registration statement, of which this prospectus forms a part, and under “Risk Factors” or any similar caption in the other documents and reports that we file with the SEC after the date of this prospectus that are incorporated or deemed to be incorporated by reference into the registration statement, of which this prospectus forms a part, as well as any risks described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of securities pursuant to this prospectus. Any of these risks could materially and adversely affect our business, financial condition, or results of operations. The selected risks described in our annual report on Form 20-F and other filings with the SEC, however, are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, or results of operations. In such a case, the trading price of our securities could decline and you may lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

Some of the statements included in or incorporated by reference into this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as ability,” “anticipate,” “believe,” “budget,” “can,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “forecast,” “hope,” “impact,” “intend,” “may,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions. You should read statements that contain these words carefully because they:

●	discuss future expectations;

●	contain projections of future results of operations or financial condition; or

●	state other “forward-looking” information.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this registration statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

●	changes adversely affecting the industry in which we operate;

●	our ability to achieve our business strategies or to manage our growth;

●	general economic conditions;

●	the effects of COVID-19 on the global economy, on the global financial markets and on our business, financial condition, liquidity and results of operations;

●	our ability to maintain the listing of our securities on the Nasdaq Capital Market (“Nasdaq”);

●	our ability to retain our key employees; and

●	the outcome of any legal proceedings or arbitrations that may be instituted against us or in which we may be involved.

These risks could cause our actual results to differ materially from those implied by the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus.

All forward-looking statements included or incorporated by reference herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2020.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference into this prospectus and any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.

As of December 31, 2020

Cash
Cash and cash equivalents and term deposits	$305,651

Equity
Common shares at par value	486
Share premium	157,677
Warrants	9,210
Foreign currency translation reserve	(349)
Fair value reserve	18,160
Retained earnings	209,455
Total equity	394,639

Total capitalization	$394,639

USE OF PROCEEDS

All of the common shares and warrants (including shares underlying such warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $198,375,000 from the exercise of warrants, assuming the exercise in full of all the warrants for cash. If any of the warrants are exercised pursuant to a cashless exercise feature we will not receive any cash from the exercise of these exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

DESCRIPTION OF SECURITIES

The following description of the material terms of our share capital includes a summary of certain provisions of our memorandum of association and our Amended and Restated Bye-laws that became effective upon the closing of the Business Combination. This description is qualified by reference to our memorandum of association and our Amended and Restated Bye-laws which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Authorized Share Capital

Under our Amended and Restated Bye-laws, our authorized share capital consists of 750,000,000 common shares, par value $0.01 per share, and 100,000,000 preference shares, par value $0.01 per share.

Alteration of Share Capital

We may, if authorized by a resolution of our shareholders, increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce the share capital in any manner permitted by the Companies Act.

Pursuant to our Amended and Restated Bye-laws, and subject to the requirements of the Nasdaq listing rules and any resolution of the shareholders to the contrary, our board of directors is authorized to issue any authorized but unissued share capital.

Our board of directors is authorized to (i) provide for the issuance of preference shares in one or more series having such number of shares, designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each series as designated by the board of directors; and (ii) issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are determined by the board of directors.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our Amended and Restated Bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Transfer of Shares

Our board of directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share which is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors shall reasonably require. The board shall refuse to register a transfer unless all applicable consents, authorizations and permissions of any governmental body or agency in Bermuda have been obtained, may decline to register any transfer of shares if it appears to the directors, in their reasonable discretion, that any non-de minimis adverse tax, regulatory or legal consequence to the Company, any subsidiary of the Company or the Company’s affiliates would result from such transfer; or may decline to register any transfer of shares if the transferee shall not have been approved by applicable governmental authorities outside of Bermuda if such approval is required in respect of such transfer. Subject to these restrictions, a holder of common shares may transfer the title to all or any of its common shares by completing a form of transfer in the form set out in our Amended and Restated Bye-laws (or as near thereto as circumstances admit) or in such other common form as the board may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our board of directors may accept the instrument signed only by the transferor.

Notwithstanding anything to the contrary in the Amended and Restated Bye-laws, our shares may be transferred without a written instrument if transferred by an appointed agent and in any form or manner which is in accordance with the rules or regulations of an appointed stock exchange (which includes the Nasdaq Capital Market) on which the shares are listed or admitted to trading.

Dividend Rights

Our board of directors may, subject to our Amended and Restated Bye-laws and in accordance with the Companies Act, declare a dividend to be paid to our shareholders, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the board of directors may fix the value for distribution in specie of any assets.

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities. Under the Amended and Restated Bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

Common Shares

Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our Amended and Restated Bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Holders of our common shares have no preemptive, redemption, conversion or sinking fund rights.

Holders of common shares are entitled to such dividends and other distributions as the board of directors may from time to time declare.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and rateably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our Amended and Restated Bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Company.

Warrants

Upon the consummation of the Business Combination, the Company assumed Tiberius’s rights and obligations under the Warrant Agreement, dated as March 15, 2018, as amended (the “Warrant Agreement”). Accordingly, each outstanding warrant of the Company provides the holder thereof with the right to purchase one common share of the Company at a price of $11.50 per share, subject to adjustment as discussed below. As of March 17, 2020, upon the consummation of the Business Combination, there were 17,250,000 warrants issued and outstanding.

Pursuant to the Warrant Agreement, the warrants become exercisable 30 days after the completion of the Business Combination; provided that we have an effective registration statement under the Securities Act covering the common shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement). We agreed that, within 30 business days after the closing of the Business Combination, we would use our best efforts to file with the SEC and have an effective registration statement covering the common shares issuable upon exercise of the warrants and would maintain a current prospectus relating to those common shares until the warrants expire or are redeemed. The Company initially filed such registration statement with the SEC on April 14, 2020, and it was declared effective on April 27, 2020. Upon the effectiveness of the registration statement, the warrants became exercisable.

Warrant holders may, during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis. The warrants will expire at 5:00 p.m., New York City time, on March 17, 2025 (five years after the completion of the Business Combination) or earlier upon redemption as discussed below.

Once the warrants become exercisable, we may redeem the outstanding warrants (except with respect to the warrants held by Wasef Jabsheh and Argo Re Limited (“Argo”)):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

●	if, and only if, the last sale price of our common shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

We will not redeem the warrants unless a registration statement under the Securities Act covering the common shares issuable upon exercise of the warrants is effective and a current prospectus relating to those common shares is available throughout the 30-day redemption period.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on shareholders of issuing the maximum number of common shares issuable upon the exercise of warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The Warrant Agreement governing our warrants provides that upon the occurrence of certain events the number of common shares issuable upon exercise of the warrants may, subject to certain conditions, be adjusted. If, upon exercise of a warrant, the holder thereof would be entitled to receive a fractional interest in a common share, the Company will, upon exercise, round down to the nearest whole number of common shares to be issued to the holder of the warrant.

The warrants held by Wasef Jabsheh and Argo or their permitted transferees (collectively, the “private warrants”) are identical to the warrants by other shareholders (the “public warrants”), except that so long as they are held by Mr. Jabsheh and Argo or their permitted transferees, the private warrants:

●	may be exercised for cash or on a cashless basis for the number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the difference between the warrant price and the fair market value by (y) the fair market value;

●	may not be transferred, assigned or sold until 30 days after the completion of the Business Combination (subject to certain exceptions); and

●	are not redeemable by the Company.

Certain Anti-Takeover Provisions in our Amended and Restated Bye-Laws

Our Amended and Restated Bye-Laws contain a number of provisions that may be deemed to have the effect of discouraging or delaying unsolicited attempts to gain control of the Company, including the ability by the board of directors to issue preference shares with voting and other rights determined by the board without shareholder approval, that could adversely affect the voting power and other rights of the holders of the common shares.

Authorized but Unissued Shares

Pursuant to our Amended and Restated Bye-laws, and subject to the requirements of the Nasdaq listing rules and any resolution of the shareholders to the contrary, our authorized but unissued and unreserved common shares and preference shares are available for future issuances by the board of directors without shareholder approval and could be issued for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common shares and preference shares could render more difficult or discourage an unsolicited attempt to obtain control of the Company by means of a hostile takeover, proxy contest, tender offer, merger, amalgamation or otherwise.

Classified Board

Our Amended and Restated Bye-laws provide that our board of directors shall consist of such number of directors as the board may from time to time determine in accordance therewith. Upon and since the consummation of the Business Combination, our board of directors consists of 7 directors. Our Amended and Restated Bye-laws provide that the directors are divided into three classes designated Class I, Class II and Class III, with each class of directors consisting, as nearly as possible, of one-third of the total number of directors constituting the entire board. The Class I directors are initially elected for a one-year term of office, the Class II directors are initially elected for a two-year term of office and the Class III directors are initially elected for a three-year term of office. At each annual general meeting, successors to the class of directors whose term expires at that annual general meeting will be elected for a three-year term. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any director of any class elected to fill a vacancy will hold office for a term that will coincide with the remaining term of the other directors of that class, but in no case will a decrease in the number of directors shorten the term of any director then in office. A director appointed by Mr. Jabsheh will be classified by Mr. Jabsheh in accordance with the Amended and Restated Bye-laws, provided that no such classification will change the classification of any other director then serving. Currently, Mr. Jabsheh’s appointed directors – Wasef Jabsheh and Walid Jabsheh – are serving as Class III Directors with their terms expiring at our 2023 annual general meeting.

Appointment and Election of Directors

Our directors are, subject to Wasef Jabsheh’s rights to appoint directors, elected by the shareholders at an annual general meeting or at any special general meeting called for that purpose, subject to the following:

●	Wasef Jabsheh is entitled to appoint and classify two directors (such Wasef Jabsheh-appointed directors, “Jabsheh Directors”) for so long as (1) Wasef Jabsheh, the Jabsheh Family and/or their affiliates own at least 10% of our issued and outstanding common shares and (2) Wasef Jabsheh is a shareholder of the Company; and

●	Wasef Jabsheh is entitled to appoint and classify one Jabsheh Director for so long as (1) Wasef Jabsheh, the Jabsheh Family and/or their affiliates own at least 5% (but less than 10%) of our issued and outstanding common shares and (2) Wasef Jabsheh is a shareholder of the Company.

An eligible shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election. Where a director is to be elected at an annual general meeting, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made. An eligible shareholder is a shareholder holding at least 5% of the issued and outstanding share capital of the Company who has held such amount for at least three years following the date of adoption of the Amended and Restated Bye-laws.

Removal of Directors

Our Amended and Restated Bye-laws provide that shareholders entitled to vote for the election of directors may, at any special general meeting convened and held in accordance with the Amended and Restated Bye-laws, remove a director only with cause, by the affirmative vote of shareholders holding at least a majority of the total voting rights of all shareholders having the right to vote at such meeting, provided that the notice of any such meeting convened for the purpose of removing a director must contain a statement of the intention so to do and be served on such director not less than 14 days before the meeting and at such meeting the director will be entitled to be heard on the motion for such director’s removal; provided further that a Jabsheh Director may only be removed by Wasef Jabsheh by notice in writing to the Jabsheh Director and the secretary, so long as Wasef Jabsheh is entitled to appoint such director in accordance with the Amended and Restated Bye-laws. For purposes of this provision, “cause” means a conviction for a criminal offence involving fraud or dishonesty or civil liability in respect of any action involving fraud or dishonesty.

Approval of Certain Transactions

Our board of directors may approve the following transactions only if each Jabsheh Director then in office votes in favor of such transactions:

●	sell or dispose of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis;

●	enter into any transaction in which one or more third parties acquire or acquires 25% or more of the Company’s common shares;

●	enter into any merger, consolidation, or amalgamation with an aggregate value equal to or greater than $75 million (exclusive of inter-company transactions);

●	alter the size of the board of directors;

●	incur debt in an amount of $50 million (or other equivalent currency) or more; and

●	issue common shares (or securities convertible into common shares) in an amount equal to or greater than 10% of the then issued and outstanding common shares of the Company.

Amalgamations, Mergers and Business Combinations

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. The Amended and Restated Bye-laws provide that an amalgamation, consolidation or a merger (other than with a wholly owned subsidiary or as described below) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy in excess of 50% of all issued and outstanding common voting shares. Any other amalgamation or merger or other business combination (as defined in the Amended and Restated Bye-laws) not approved by our board must be approved by the holders of not less than 66 2/3% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

Dissenter’s Rights

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, including a public Bermuda company, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. These approval rights did not apply to the Business Combination because the Company was not a party to any amalgamation or merger contemplated by the Business Combination.

Approval of Business Combinations with Interested Shareholders

Bermuda law does not prohibit companies from engaging in certain business combinations with an interested shareholder. However, the Amended and Restated Bye-laws contain provisions regarding business combinations (including mergers, amalgamations or consolidations) with interested shareholders. These provide that, in addition to any other approval that may be required by applicable law, if the business combination is with an interested shareholder, approval is required from (1) a majority of the board of directors, including each Jabsheh Director in the event such amalgamation, consolidation or merger has an aggregate value equal to or greater than $75 million (exclusive of inter-company transactions), and (2) an affirmative vote of at least 66 2/3% of all the issued and outstanding voting shares of the Company that are not owned by the interested shareholder (subject to certain exceptions). An interested shareholder means any person (other than Wasef Jabsheh, the Company and any entity directly or indirectly wholly-owned or majority-owned by the Company) that (i) is the owner of 15% or more of the issued and outstanding voting shares of the Company, (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the issued and outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder or (iii) is an affiliate or associate of any person listed in (i) or (ii) above.

Registration Rights

Registration Rights Agreement with Former IGI Dubai Shareholders

At the Closing, the Company, the Purchaser Representative and the Sellers entered into a Registration Rights Agreement (the “Registration Rights Agreement”) that became effective upon the consummation of the Business Combination. For further details, see the section titled “Selling Securityholders — Material Relationships with Selling Securityholders — Registration Rights Agreement with Former IGI Dubai Shareholders.”

Founders Registration Rights Agreement

Tiberius, the Sponsor and the other Holders named therein are party to a registration rights agreement, dated as of March 15, 2018. At the closing of the Business Combination, the Company, Tiberius and the holders of a majority of the “Registrable Securities” thereunder entered into an amendment to such agreement whereby the Company assumed Tiberius’s obligations under the agreement (collectively, the “Founders Registration Rights Agreement”). Pursuant to the Founders Registration Rights Agreement, the Company agreed to file within 30 days after the Closing a resale registration statement on Form F-1, F-3, S-1 or S-3 covering all “Registrable Securities” thereunder and to use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as possible thereafter.

We may delay the filing or the effectiveness of, or suspend the use of such registration statement for not more than 30 days if such filing, the effectiveness or continued use of the registration statement, as the case may be (i) would, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, require the Company to disclose material non-public information that has not been, and is otherwise not required to be, disclosed to the public, and the Company has a bona fide business purpose for not making such information public, or (ii) would require the inclusion in such registration statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control. If the Company exercises these rights, the holders of Registrable Securities agreed to, immediately upon their receipt of a notice from us, to suspend the use of the prospectus relating any sale of their Registrable Securities. The holders of Registrable Securities are also required to discontinue any sale of their Registrable Securities upon receipt of written notice from the Company that our resale registration statement or prospectus relating to such registration statement contains a material misstatement or omission.

Subscription Agreements with PIPE Investors

Simultaneously with the execution of the Business Combination Agreement on October 10, 2019, Tiberius entered into subscription agreements (each, a “PIPE Subscription Agreement”) with certain investors (the “PIPE Investors”), pursuant to which Tiberius agreed to issue and sell to the PIPE Investors an aggregate of $23,611,809 of Tiberius common stock at a price of $10.20 per share immediately prior to, and subject to, the Closing, which became the Company’s common shares in the Business Combination. At the Closing, Tiberius issued 2,314,883 shares of Tiberius common stock to the PIPE Investors, which were exchanged for 2,314,883 common shares of the Company in the Merger. The PIPE Investors were given registration rights in the PIPE Subscription Agreements pursuant to which the Company, as the successor to Tiberius, is required to file a resale registration statement for the shares issued to the PIPE Investors within 30 days after the Closing and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.

Under the PIPE Subscription Agreements, the Company may delay filing or suspend the use of any such registration statement if it determines that an amendment to the registration statement is required in order for the registration statement to not contain a material misstatement or omission, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”). Upon receipt of any written notice from the Company of any Suspension Event, the PIPE Investors are required to immediately discontinue offers and sales of our securities under the registration statement and to maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law.

Forward Purchase Commitments

In connection with its initial public offering in 2018, Tiberius obtained forward purchase commitments from four investors who committed to purchase Tiberius securities for $25 million in connection with Tiberius’s initial business combination. Prior to the Closing, The Gray Insurance Company, an affiliate of the Sponsor, assumed the rights and obligations of one of these four investors under his forward purchase contract and his PIPE Subscription Agreement. At the Closing, Tiberius issued 2,900,000 share of Tiberius common stock to the four investors that were exchanged for 2,900,000 common shares of the Company in the Merger. Following the consummation of the Business Combination, pursuant to the Founders Registration Rights Agreement, as amended at the Closing, the Company is required to file and maintain an effective registration statement under the Securities Act covering the resale of the securities issued to the four investors pursuant to the forward purchase contracts.

Warrant Agreement

The Company agreed that, as soon as practicable, but in no event later than 30 business days after the Closing, we would use our best efforts to file a registration statement with the SEC covering the common shares issuable upon exercise of the warrants. The Company also agreed to use its best efforts to cause the registration statement to become effective and to maintain a current prospectus relating to such common shares until the warrants expire or are redeemed. The warrants expire on March 17, 2025.

If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 90 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

Transfer Restrictions

Transfer Restrictions under the Sponsor Share Letter

Certain shares owned by Wasef Jabsheh, Argo, the Sponsor and its permitted transferees are subject to vesting and forfeiture pursuant to the Sponsor Share Letter. For further details, see the section titled “Selling Securityholders — Material Relationships with Selling Securityholders — Transactions Related to the Business Combination.”

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted common shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of common shares then issued and outstanding; or

●	the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (this was satisfied when the Company filed its shell company report on Form 20-F on March 23, 2020).

While we are a successor to Tiberius that was formed as a shell company, upon the consummation of the Business Combination, we ceased to be a shell company. As a result, our securities became available for resale under Rule 144 without registration on March 23, 2021, one year following the publication of our Form 10 type information with the SEC.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted securities who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted securities in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted securities by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted securities who will be an affiliate of our Company other than by virtue of his or her status as an officer or director of our Company.

Listing

Our common shares and warrants are listed on Nasdaq under the symbols IGIC and IGICW, respectively. Holders of our common shares and warrants should obtain current market quotations for their securities. There can be no assurance that our common shares and/or warrants will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our common shares and/or warrants could be delisted from Nasdaq. A delisting of our common shares will likely affect the liquidity of our common shares and could inhibit or restrict our ability to raise additional financing.

Transfer Agent

A register of holders of our shares is maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register is maintained in the United States by Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004-1561, who serves as branch registrar and transfer agent for all classes of our equity securities.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the selling securityholders of up to 38,861,863 common shares, up to 4,500,000 warrants and up to 4,500,000 common shares issuable upon exercise of the warrants held by the selling securityholders.

The selling securityholders may from time to time offer and sell any or all of the common shares and warrants set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of the date of this prospectus, the name of the selling securityholders for which we are registering common shares and warrants for resale to the public, and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same common shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same common shares.

The common shares and warrants held by certain of the selling securityholders are subject to transfer restrictions, as described in the section entitled “Description of Securities—Transfer Restrictions.”

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of common shares and warrants registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Except as indicated by the footnotes below, we believe that the persons named below have sole voting and dispositive power with respect to all common shares that they beneficially own. The shares owned by the persons named below do not have voting rights different from the shares owned by other holders.

Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o International General Insurance Holdings Ltd., 74 Abdel Hamid Sharaf Street, P.O. Box 941428, Amman 11194, Jordan.

	Securities Beneficially Owned prior to this Offering			Securities Being Registered for Resale		Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Common Shares	Warrants	Percentage (1)	Common Shares	Warrants	Common Shares	Warrants	Percentage (1)
Wasef Salim Jabsheh (2)	13,822,320	4,000,000	33.8%	13,822,320	4,000,000	—	—	—
Oman International Development & Investment Company SAOG (3)	6,942,692	—	14.2%	6,942,692	—	—	—	—
Argo Re Limited (4)	4,293,332	500,000	9.7%	4,293,332	500,000	—	—	—
Church Mutual Insurance Company (5)	3,300,000	—	6.8%	1,800,000	—	1,500,000	—	—
Michael T. Gray (6)	2,462,312	—	5.1%	2,462,312	—	—	—	—
Mohammad Abu Ghazaleh (7)	2,384,840	—	4.9%	2,384,840	—	—	—	—
Weiss Multi-Strategy Advisers LLC (8)	2,292,932	1,327,700	7.3%	965,232	—	1,327,700	1,327,700	5.3%
Ameer Ahmad Abu Ghazaleh (9)	1,912,714	—	3.9%	1,912,714	—	—	—	—
The Gray Insurance Company (10)	1,157,000	—	2.4%	1,157,000	—	—	—	—
Fayez Sarofim (11)	825,000	—	1.7%	825,000	—	—	—	—
Andrew Poole (12)	587,017	—	1.2%	587,017	—	—	—	—
Permian Industries (13)	490,196	—	1.0%	490,196	—	—	—	—
Khalifah Abdullatif Al Mulhem	415,614	—	*	415,614	—	—	—	—
Weiss Insurance Partners (Cayman) Ltd. (14)	346,122	—	*	346,122	—	—	—	—
Walid Wasef Jabsheh (15)	385,548	—	*	385,548	—		—	—
Hatem Wasef Jabsheh (16)	292,856	—	*	292,856	—		—	—
Torin Perry Poole (17)	230,000	—	*	230,000	—	—	—	—
Jefferies Strategic Investments, LLC (14)	226,037	—	*	226,037	—	—	—	—
Imua T Capital Investments, LLC (18)	187,500	—	*	187,500	—	—	—	—
Hani Wasef Jabsheh (19)	145,108	—	*	145,108	—	—	—	—
Ahmad Wasef Jabsheh (20)	128,017	—	*	128,017	—	—	—	—
Linda Gray (21)	105,741	—	*	105,741	—	—	—	—
Al Nasser Investments	105,199	—	*	105,199	—	—	—	—
Wadad Inc.	103,899	—	*	103,899	—	—	—	—
Ahmad Al Misbahi	103,899	—	*	103,899	—	—	—	—
Joe Skuba (22)	100,000	—	*	100,000	—	—	—	—
OGI Associates LLC (14)	94,131	—	*	94,131	—	—	—	—
Zeina Salem Al Lozi (23)	82,455	—	*	82,455	—	—	—	—
N.V. Financial Products Fund (24)	79,209	—	*	79,209	—	—	—	—
Mahira Hikmat Nabusli (25)	60,529	—	*	60,529	—	—	—	—
Bryce Quin (26)	60,375	—	*	60,375	—	—	—	—
Ahmad Mohammad Abu Ghazaleh (27)	44,791	—	*	44,791	—	—	—	—

	Securities Beneficially Owned prior to this Offering			Securities Being Registered for Resale		Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Common Shares	Warrants	Percentage (1)	Common Shares	Warrants	Common Shares	Warrants	Percentage (1)
Rasha Mohammad Abu Ghazaleh (28)	44,186	—	*	44,186	—	—	—	—
Sumaya Mohammad Abu Ghazaleh (29)	44,186	—	*	44,186	—	—	—	—
Robert Hughes (30)	39,346	—	*	39,346	—	—	—	—
Mark Manguno (31)	39,346	—	*	39,346	—	—	—	—
Joseph Kaiser (32)	29,500	—	*	29,500	—	—	—	—
Sarah Ann Bystrzycki (33)	25,879	—	*	25,879	—	—	—	—
Hana Hani Jabsheh (34)	25,371	—	*	25,371	—	—	—	—
Reina Hani Jabsheh (35)	25,371	—	*	25,371	—	—	—	—
John W. Hayden (37)	24,805	—	*	24,805	—	—	—	—
Brian C. Hamilton (38)	24,510	—	*	24,510	—	—	—	—
Kahled Sifri	20,772	—	*	20,772	—	—	—	—
Thom Waye (39)	20,756	—	*	20,756	—	—	—	—
Zaid Ahmad Jabsheh (40)	17,018	—	*	17,018	—	—	—	—
John D. Vollaro (41)	15,000	—	*	15,000	—	—	—	—
E. Benjamin Nelson (42)	15,000	—	*	15,000	—	—	—	—
C. Allen Bradley, Jr. (43)	15,000	—	*	15,000	—	—	—	—
Michael Millhouse (44)	10,000	—	*	10,000	—	—	—	—
Thomas A. Collett (45)	9,803	—	*	9,803	—	—	—	—
Aysheh Tahsin Shurdom (46)	6,343	—	*	6,343	—	—	—	—
Hala Jamal Kawasmi (47)	6,343	—	*	6,343	—	—	—	—

________________

*	Less than 1%

(1)	Based on 48,753,251 common shares of the Company issued and outstanding as of March 19, 2021.

(2)	Mr. Jabsheh’s 13,822,320 common shares beneficially owned include 600,000 contingent unvested common shares that vest at $11.50 per share, 400,000 contingent unvested common shares that vest at $12.75 per share and 131,148 contingent unvested common shares that vest at $15.25 per share. Mr. Jabsheh has the right to vote and receive dividends with respect to these contingent unvested common shares. Mr. Jabsheh’s 4,000,000 warrants entitle him to purchase 4,000,000 common shares at a price of $11.50 per share. Wasef Jabsheh’s ownership does not include 951,529 common shares beneficially owned by his adult children, as Mr. Jabsheh does not have the right to vote or dispose of such common shares and thus does not have beneficial ownership of such common shares. Mr. Jabsheh is the Chairman and Chief Executive Officer of the Company.

(3)	The business address of Ominvest is Madinat Al Erfaan, Muscat Hills, Block No 9993, Building No. 95, Seventh Floor, Sultanate of Oman.

(4)	According to a Schedule 13G/A filed with the SEC on February 12, 2021, as of December 31, 2020, Argo beneficially owned 4,563,429 common shares of the Company and 500,000 warrants. Argo has informed the Company that subsequent to December 31, 2020 it sold 270,097 shares. Argo’s 4,293,332 shares beneficially owned include 39,200 contingent unvested common shares that vest at $12.75 per share. Argo Re Ltd. has the right to vote and receive dividends with respect to these contingent unvested common shares. Argo’s 500,000 warrants entitle Argo to purchase 500,000 common shares at a price of $11.50 per share. Argo Re Ltd. is a wholly owned subsidiary of Argo Group International Holdings, Ltd. The business address of Argo Group International Holdings, Ltd. is 110 Pitts Bay Road, Pembroke HM 08, Bermuda. The business address of Argo Re Ltd. is 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

(5)	Church Mutual Insurance Company owns 3,300,000 common shares, of which 1,800,000 are registered for resale pursuant to this prospectus. The business address of Church Mutual Insurance Company is 3000 Schuster Lane, Merrill, WI 54452.

(6)	Michael T. Gray’s beneficial ownership of 2,462,312 common shares includes (1) 1,157,000 common shares owned by the Gray Insurance Company, of which Michael T. Gray is President, including 256,997 contingent unvested common shares that vest at $11.50, (2) 1,054,392 contingent unvested common shares owned by Mr. Gray, including 263,499 contingent unvested common shares that vest at $11.50 per share, 122,032 contingent unvested common shares that vest at $12.75 per share, 417,396 contingent unvested common shares that vest at $14.00 per share and 251,465 contingent unvested common shares that vest at $15.25 per share, with respect to which Mr. Gray has the right to vote and receive dividends and (3) 105,741 contingent unvested common shares owned by his wife Linda Gray, for which shares he disclaims beneficial ownership, including 20,293 contingent unvested common shares that vest at $11.50 per share, 13,184 contingent unvested common shares that vest at $12.75 per share, 45,096 contingent unvested common shares that vest at $14.00 per share and 27,168 contingent unvested common shares that vest at $15.25 per share. Mr. Gray’s ownership does not include 100,000 common shares owned by his adult son Joe Skuba. The business address of each of The Gray Insurance Company and Michael T. Gray is 3601 N Interstate 10 Service Rd W Metairie, LA 70002. Mr. Gray was previously the Chairman and Chief Executive Officer of Tiberius prior to the consummation of the Business Combination and is currently a director of the Company.

(7)	Mohammad Ahmad Abu Ghazaleh’s ownership includes 60,529 common shares owned by his wife Mahira Hikmat Nabulsi, for which shares he disclaims beneficial ownership. Mr. Abu Ghazaleh’s ownership does not include 1,912,714 common shares beneficially owned by his brother Ameer Ahmad Abu Ghazaleh or 133,163 common shares owned by his adult children, as Mr. Abu Ghazaleh does not have the right to vote or dispose of such common shares and thus does not have beneficial ownership of such common shares. Mr. Abu Ghazaleh was the Chairman of IGI until shortly after the consummation of the Business Combination. He is the nephew of Wasef Jabsheh.

(8)	Weiss Multi-Strategy Advisors LLC’s ownership includes 965,232 common shares purchased at the closing of the Business Combination and registered for resale pursuant to this prospectus that were transferred on July 23, 2020 to the following investment funds, over which Weiss Multi-Strategy Advisors LLC has discretionary investment authority: (i) 226,037 common shares transferred to Jefferies Strategic Investments, LLC, (ii) 298,942 common shares transferred to Weiss Multi-Strategy Partners LLC, (iii) 94,131 common shares transferred to OGI Associates LLC, and (iv) 346,122 common shares transferred to Weiss Insurance Partners (Cayman) Ltd. According to a Schedule 13G filed with the SEC on February 12, 2021, Weiss Multi-Strategy Advisers LLC held shared voting and dispositive power with George A. Weiss with regard to securities of the Company. Such securities are owned by advisory clients of Weiss Multi-Strategy Advisers LLC and George Weiss is the managing member of Weiss Multi-Strategy Advisers LLC. Weiss Multi-Strategy Advisers LLC and Mr. Weiss each disclaim beneficial ownership of the common shares owned directly or indirectly by advisory clients of Weiss Multi-Strategy Advisers LLC, except to the extent of their pecuniary interest therein, if any. The business address of each of Weiss Multi-Strategy Advisors LLC and Mr. Weiss is One State Street, 20th Floor, Hartford, CT 06103.

(9)	Ameer Ahmad Abu Ghazaleh’s ownership does not include 2,384,840 common shares beneficially owned by his brother Mohammad Ahmad Abu Ghazaleh, as Mr. Abu Ghazaleh does not have the right to vote or dispose of such shares and thus does not have beneficial ownership of such common shares.

(10)	The Gray Insurance Company’s 1,157,000 common shares beneficially owned include 256,977 contingent unvested common shares that vest at $11.50 per share. The Gray Insurance Company has the right to vote and receive dividends with respect to these contingent unvested common shares. The business address of The Gray Insurance Company is 3601 N Interstate 10 Service Rd W Metairie, LA 70002.

(11)	The business address of Fayez Sarofim is Two Houston Center, Suite 2907, 909 Fannin Street, Houston, Texas 77010.

(12)	The 587,017 common shares beneficially owned by Mr. Poole include 270,644 contingent unvested common shares, including 185,196 contingent unvested common shares that vest at $11.50 per share, 13,184 contingent unvested common shares that vest at $12.75 per share, 45,096 contingent unvested common shares that vest at $14.00 per share and 27,168 contingent unvested common shares that vest at $15.25 per share. Mr. Poole has the right to vote and receive dividends with respect to these contingent unvested common shares. Mr. Poole’s ownership also includes 230,000 common shares owned by his son Torin Perry Poole, including 78,807 contingent unvested common shares that vest at $11.50, for which shares he disclaims beneficial ownership. The business address of Andrew Poole is 3601 N Interstate 10 Service Rd W Metairie, LA 70002. Mr. Poole was previously the Chief Investment Officer of Tiberius prior to the consummation of the Business Combination and is currently a director of the Company.

(13)	The business address of Permian Industries is P.O. Box, Suite 5330, First Canadian Place, Toronto, Ontario, Canada M5X 1A6.

(14)	The business address of the reporting person is c/o Weiss Multi-Strategy Advisers LLC, One State Street, 20th Floor Hartford, CT 06103.

(15)	Walid Wasef Jabsheh’s ownership includes 82,455 common shares owned by his wife Zeina Salem Al Lozi, for which common shares he disclaims beneficial ownership, and 61,667 restricted shares, with respect to which he has voting rights. Mr. Jabsheh’s ownership does not include 565,981 common shares beneficially owned by his brothers or 17,822,320 common shares beneficially owned by his father, as Mr. Jabsheh does not have the right to vote or dispose of such common shares and thus does not have beneficial ownership of such common shares. Mr. Jabsheh is currently the President of the Company and is the son of Wasef Jabsheh.

(16)	Hatem Wasef Jabsheh’s ownership includes 25,879 common shares owned by his wife Sarah Ann Bystrzycki, for which common shares he disclaims beneficial ownership, and 46,667 restricted shares, with respect to which he has voting rights. Mr. Jabsheh’s ownership does not include 658,673 common shares beneficially owned by his brothers or 17,822,320 common shares beneficially owned by his father, as Mr. Jabsheh does not have the right to vote or dispose of such common shares and thus does not have beneficial ownership of such common shares. Mr. Jabsheh is currently the Chief Operating Officer of the Company and is the son of Wasef Jabsheh.

(17)	The 230,000 common shares beneficially owned by Mr. Poole include 78,807 contingent unvested common shares that vest at $11.50 per share. Mr. Poole has the right to vote and receive dividends with respect to these contingent unvested common shares. Mr. Poole’s ownership does not include 357,017 common shares owned by his father Andrew Poole. The business address of Torin Perry Poole is 3601 N Interstate 10 Service Rd W Metairie, LA 70002.

(18)	The business address of Imua T Capital Investments, LLC is 56 Rosebrook Road, New Canaan, CT 06840.

(19)	Hani Wasef Jabsheh’s ownership includes 6,343 common shares owned by his wife Hala Jamal Kawasmi, 25,371 common shares owned by his daughter Hana Hani Jabsheh and 25,371 common shares owned by his daughter Reina Hani Jabsheh, for which common shares he disclaims beneficial ownership. Mr. Jabsheh’s ownership does not include 806,421 common shares beneficially owned by his brothers or 17,822,320 common shares beneficially owned by his father, as Mr. Jabsheh does not have the right to vote or dispose of such common shares and thus does not have beneficial ownership of such common shares. Mr. Jabsheh was a director of IGI until shortly after the consummation of the Business Combination and is the son of Wasef Jabsheh.

(20)	Ahmad Wasef Jabsheh’s ownership includes 6,343 common shares owned by his wife Aysheh Tahsin Shurdom and 17,018 common shares owned by his son Zaid Ahmad Jabsheh, for which shares he disclaims beneficial ownership. Mr. Jabsheh’s ownership does not include 823,512 common shares beneficially owned by his brothers or 17,822,320 common shares beneficially owned by his father, as Mr. Jabsheh does not have the right to vote or dispose of such common shares and thus does not have beneficial ownership of such common shares. Mr. Jabsheh is the son of Wasef Jabsheh.

(21)	The 105,741 common shares beneficially owned by Ms. Gray include 105,741 contingent unvested common shares, including 20,293 contingent unvested common shares that vest at $11.50 per share, 13,184 contingent unvested common shares that vest at $12.75 per share, 45,096 contingent unvested common shares that vest at $14.00 per share and 27,168 contingent unvested common shares that vest at $15.25 per share. Ms. Gray has the right to vote and receive dividends with respect to these contingent unvested common shares. Ms. Gray’s ownership does not include 1,199,571 common shares owned by her husband Michael T. Gray, a director of the Company, 1,157,000 common shares owned by The Gray Insurance Company and 100,000 common shares owned by her adult son Joe Skuba. The business address of each of Linda Gray and Michael T. Gray is 3601 N Interstate 10 Service Rd W Metairie, LA 70002.

(22)	The 100,000 common shares beneficially owned by Joe Skuba include 34,264 contingent unvested common shares that vest at $11.50 per share. Mr. Skuba has the right to vote and receive dividends with respect to these contingent unvested common shares. The business address of Joe Skuba is 3601 N Interstate 10 Service Rd W Metairie, LA 70002. Mr. Skuba is the son of Michael and Linda Gray.

(23)	Zeina Salem Al Lozi’s ownership does not include 303,093 common shares owned by her husband Walid Wasef Jabsheh, the President of the Company.

(24)	The business address of N.V. Financial Products Fund is 799 Central Ave., Suite 350, Highland Park, IL 60035.

(25)	Mahira Nikman Nabusli’s ownership does not include 2,324,311 common shares owned by her husband Mohammad Ahmad Abu Ghazaleh and 133,163 common shares owned by her adult children, as Ms. Nabusli does not have the right to vote or dispose of such common shares and thus does not have beneficial ownership of such common shares.

(26)	The 60,375 common shares beneficially owned by Bryce Quin include 20,686 contingent unvested common shares that vest at $11.50 per share. Mr. Quin has the right to vote and receive dividends with respect to these contingent unvested common shares. Bryce Quin’s business address is 3601 N. Interstate 10 Service Rd W, Metairie, LA 70002. Mr. Quin previously served as the Chief Financial Officer of Tiberius prior to the consummation of the Business Combination.

(27)	Ahmad Mohammad Abu Ghazaleh’s ownership does not include 2,324,311 shares owned by his father Mohammad Ahmad Abu Ghazaleh, 60,529 owned by his mother Mahira Nikman Nabusli, 44,186 shares owned by his sister Rasha Mohammad Abu Ghazaleh and 44,186 shares owned by his sister Sumaya Mohammad Abu Ghazaleh.

(28)	Rasha Mohammad Abu Ghazaleh’s ownership does not include 2,324,311 common shares owned by her father Mohammad Ahmad Abu Ghazaleh, 60,529 common owned by her mother Mahira Nikman Nabusli, 44,791 common shares owned by her brother Ahmad Mohammad Abu Ghazaleh and 44,186 common shares owned by her sister Sumaya Mohammad Abu Ghazaleh.

(29)	Sumaya Mohammad Abu Ghazaleh’s ownership does not include 2,324,311 common shares owned by her father Mohammad Ahmad Abu Ghazaleh, 60,529 common owned by her mother Mahira Nikman Nabusli, 44,791 common shares owned by her brother Ahmad Mohammad Abu Ghazaleh and 44,186 common shares owned by her sister Rasha Mohammad Abu Ghazaleh.

(30)	The 39,346 common shares beneficially owned by Robert Hughes include 39,346 contingent unvested common shares, including 7,551 contingent unvested common shares that vest at $11.50 per share, 4,906 contingent unvested common shares that vest at $12.75 per share, 16,780 contingent unvested common shares that vest at $14.00 per share and 10,109 contingent unvested common shares that vest at $15.25 per share. Mr. Hughes has the right to vote and receive dividends with respect to these contingent unvested common shares. The business address of Mr. Hughes is 3601 N Interstate 10 Service Rd W Metairie, LA 70002.

(31)	The 39,346 shares beneficially owned by Mark Manguno include 39,346 contingent unvested common shares, including 7,551 contingent unvested common shares that vest at $11.50 per share, 4,906 contingent unvested common shares that vest at $12.75 per share, 16,780 contingent unvested common shares that vest at $14.00 per share and 10,109 contingent unvested common shares that vest at $15.25 per share. Mr. Manguno has the right to vote and receive dividends with respect to these contingent unvested common shares. The business address of Mr. Manguno is 3601 N Interstate 10 Service Rd W Metairie, LA 70002.

(32)	The business address of Joseph Kaiser is 777 Chicago Road, Troy, MI 48083.

(33)	Sarah Ann Bystrzycki’s ownership does not include 266,977 common shares owned by her husband Hatem Wasef Jabsheh, the Chief Operating Officer of the Company.

(34)	Hana Hani Jabsheh’s ownership does not include 88,023 common shares owned by her father Hani Wasef Jabsheh, 6,343 common shares owned by her mother Hala Jamal Kawasmi and 25,371 common shares owned by her sister Reina Hani Jabsheh.

(35)	Reina Hani Jabsheh’s ownership does not include 88,023 common shares owned by her father Hani Wasef Jabsheh, 6,343 common shares owned by her mother Hala Jamal Kawasmi and 25,371 common shares owned by her sister Hana Hani Jabsheh.

(36)	The business address of John W. Hayden is 3601 N Interstate 10 Service Rd W Metairie, LA 70002.

(37)	The business address of Brian C. Hamilton is 418 Fort Crook Road, P.O. 459, Bellevue, Nebraska 68005.

(38)	The 20,756 common shares beneficially owned by Thom Waye include 3,983 contingent unvested common shares that vest at $11.50 per share, 2,588 contingent unvested common shares that vest at $12.75 per share, 8,852 contingent unvested common shares that vest at $14.00 per share and 5,333 contingent unvested common shares that vest at $15.25 per share. Mr. Waye has the right to vote and receive dividends with respect to these contingent unvested common shares. The business address of Thom Waye is 3601 N Interstate 10 Service Rd W Metairie, LA 70002.

(39)	Zaid Ahmad Jabsheh’s ownership does not include 104,656 common shares owned by his father Ahmad Wasef Jabsheh and 6,343 common shares owned by his mother Aysheh Tahsin Surdom.

(40)	The business address of John D. Vollaro is 3601 N Interstate 10 Service Rd W Metairie, LA 70002.

(41)	The business address of E. Benjamin Nelson is 3601 N Interstate 10 Service Rd W Metairie, LA 70002.

(42)	The business address of C. Allen Bradley, Jr. is 3601 N Interstate 10 Service Rd W Metairie, LA 70002.

(43)	The business address of Michael Millhouse is 877 Skye Lane, Palm Harbor, FL 34683.

(44)	The business address of Thomas A. Collett is 3702 Fairfax Avenue, Dallas, Texas 75209.

(45)	Aysheh Tahsin Surdom’s ownership does not include 104,656 common shares owned by her husband Ahmad Wasef Jabsheh and 17,018 common shares owned by her son Zaid Ahmad Jabsheh.

(46)	Hala Jamal Kawasmi’s ownership does not include 88,023 common shares owned by her husband Hani Wasef Jabsheh and 25,371 common shares owned by her daughter Hana Hani Jabsheh and 25,371 common shares owned by her daughter Reina Hani Jabsheh.

Material Relationships with Selling Securityholders

Family Relationships

Wasef Jabsheh, our Chief Executive Officer and Chairman, is the father of Walid Jabsheh, our President, and Hatem Jabsheh, our Chief Operating Officer. He is also the father of Hani Jabsheh, who was a non-executive director of IGI until shortly after the consummation of the Business Combination, and the uncle of Mohammad Abu Ghazaleh, one of our shareholders who was the Chairman of the board of directors of IGI until shortly after the consummation of the Business Combination.

IGI Dubai Related Person Transactions

IGI Dubai has paid aircraft management fees and chartering revenues commissions amounting to $0.1 million in 2020 to Arab Wings Co., a company where a shareholder has a controlling interest. As at December 31, 2020, there was an amount of $0.04 million receivable from Arab Wings Co. compared to a payable of $0.2 million as at December 31, 2019.

Transactions Related to the Business Combination

Sponsor Share Letter

Simultaneously with the execution of the Business Combination Agreement on October 10, 2019, the Sponsor, Tiberius, IGI Dubai, Wasef Jabsheh and Argo entered into the Sponsor Share Letter, to which the Company became a party by executing and delivering a joinder thereto, pursuant to which the Sponsor agreed:

(a)	to transfer to Wasef Jabsheh at the Closing (i) 4,000,000 of its Tiberius private warrants (which became our private warrants at the Closing) and (ii) 1,000,000 of its Tiberius founder shares (represented by our common shares issued in exchange therefor in the Merger) (the “Jabsheh Earnout Shares”), with such Jabsheh Earnout Shares being subject to certain vesting and share acquisition provisions as set forth therein;

(b)	to transfer to Argo at the Closing (i) 500,000 of its Tiberius private warrants (which became our private warrants at the Closing) and (ii) 39,200 of its Tiberius founder shares (represented by our common shares issued in exchange therefor in the Merger) (the “Argo Earnout Shares”), with such Argo Earnout Shares being subject to certain vesting and share acquisition provisions as set forth therein;

(c)	effective upon the consummation of the Business Combination to subject 1,973,300 of its remaining Tiberius founder shares (represented by our common shares issued in exchange therefor in the Merger) (the “Sponsor Earnout Shares” and, together with the Jabsheh Earnout Shares and the Argo Earnout Shares, the “Earnout Shares”) to potential vesting and share acquisition obligations as set forth therein;

(d)	to waive its right to convert any loans outstanding to Tiberius into Tiberius warrants and/or warrants of the Company so long as such loans are repaid at Closing; and

(e)	to not, without the prior written consent of IGI, seek or agree to a waiver or amendment of or terminate the provisions of the Tiberius Insider Letter regarding the Sponsor’s agreements therein not to redeem any of its Tiberius securities in connection with the Closing, not to transfer any of its Tiberius securities prior to the Closing and to vote in favor of the Business Combination at the special meeting of Tiberius stockholders that was held on March 13, 2020.

In addition, on March 16, 2020, the Sponsor agreed to transfer to Wasef Jabsheh at the Closing an additional 131,148 of its Earnout Shares (represented by our common shares issued in exchange therefor in the Merger) that are subject to potential vesting and share acquisition obligations (the “Share Transfer Letter”).

The Earnout Shares cannot be transferred by any of Wasef Jabsheh, Argo or the Sponsor unless and until they vest in accordance with the requirements of the Sponsor Share Letter. Any Earnout Shares that fail to vest on or prior to the eight year anniversary of the Closing (the period from the Closing until such date, the “Earnout Period”) will be transferred to the Company for cancellation. Unless and until any Earnout Shares are transferred to the Company for cancellation, each of Wasef Jabsheh, Argo and the Sponsor will own all rights to such Earnout Shares, including the right to vote such shares and to receive dividends. The Earnout Shares will vest and no longer be subject to acquisition by the Company for cancellation as follows:

Holder	Number of Earnout Shares	Company Share Price Threshold*
Wasef Jabsheh	600,000	$11.50
	400,000	$12.75
	131,148	$15.25

Argo	39,200	$12.75

Sponsor and its transferees	800,000	$11.50
	160,800	$12.75
	550,000	$14.00
	331,352	$15.25

________________

*	Based on the closing price of our common shares on the principal exchange on which such securities are then listed or quoted for 20 trading days over a 30 trading day period at any time during the Earnout Period (in each case subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions)

Additionally, all Earnout Shares will automatically vest and no longer be subject to acquisition by the Company for cancellation if after the Closing (1) the Company engages in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act, (2) the Company’s common shares cease to be listed on a national securities exchange or (3) the Company is subject to a change of control.

The Tiberius private warrants and the Earnout Shares transferred by the Sponsor to Wasef Jabsheh and Argo under the Sponsor Share Letter and the Share Transfer Letter were transferred to them as “permitted transferees” and each of Wasef Jabsheh and Argo agreed to be bound by the transfer restrictions set forth in the Warrant Agreement and the Insider Letter with respect to such securities.

In addition, on February 12, 2020, Tiberius, the Sponsor, the Company and IGI Dubai entered into a letter agreement (the “Letter Agreement”) in which (1) the Sponsor agreed to forfeit 180,000 shares of Tiberius common stock at Closing and (2) Tiberius agreed to use its reasonable best efforts to repurchase 3,000,000 warrants from a warrant holder at Closing for an aggregate purchase price of $4,275,000.

Pursuant to the Sponsor Shares Letter, the Share Transfer Letter and the Letter Agreement, at the Closing:

●	the Sponsor transferred to Wasef Jabsheh at (i) 4,000,000 of its Tiberius private warrants (which became our private warrants at the Closing) and (ii) 1,131,148 of its Tiberius founder shares (represented by our common shares issued in exchange therefor in the Merger);

●	the Sponsor transferred to Argo (i) 500,000 of its Tiberius private warrants (which became our private warrants at the Closing) and (ii) 39,200 of its Tiberius founder shares (represented by our common shares issued in exchange therefor in the Merger);

●	the Sponsor forfeited 180,000 shares of Tiberius common stock; and

●	Tiberius repurchased 3,000,000 warrants from a warrant holder for an aggregate purchase price of $4,275,000.

On April 6, 2020, the Sponsor distributed all of its 2,902,152 common shares, including 1,842,152 common shares subject to vesting, to its members. The members of the Sponsor, who include, among others, Michael Gray and Andrew Poole, are subject to the transfer restrictions and vesting set forth in the Sponsor Share Letter and the Insider Letter with respect to such common shares.

Escrow Agreement

Pursuant to the Business Combination Agreement, 935,813 Exchange Shares otherwise issuable to the Sellers at the Closing (the “Escrow Shares”) were set aside in escrow and delivered to Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), to be held on behalf of the Sellers, with such Escrow Shares, and any dividends, distributions or other earnings thereon, to be used as the sole source of remedy available to the Company for any post-closing Transaction Consideration negative adjustments. The Escrow Shares were allocated among the Sellers pro rata based on the number of Exchange Shares received by each Seller, and while held in escrow, each Seller had voting and dividend rights with respect to the Escrow Shares based on such allocation.

In June 2020, upon the finalization of the purchase price under the Business Combination Agreement, of the 935,813 Escrow Shares, an aggregate of 927,258 Escrow Shares were released from escrow and delivered to the former shareholders of IGI Dubai, and 8,555 Escrow Shares were reacquired by the Company and cancelled.

Registration Rights Agreement with Former IGI Dubai Shareholders

At the Closing, the Company, the Purchaser Representative and the Sellers entered into a Registration Rights Agreement (the “Registration Rights Agreement”) that became effective upon the consummation of the Business Combination. Under the Registration Rights Agreement, the Sellers hold registration rights that obligate the Company to register for resale under the Securities Act all or any portion of the Exchange Shares (including Escrow Shares and any additional Exchange Shares issued after the Closing for the Transaction Consideration adjustments) and any Tiberius securities transferred to such Seller under the Sponsor Share Letter (collectively, the “Registrable Securities”). Under the Registration Rights Agreement, Sellers holding at least 25% of the Registrable Securities as of the Closing (after giving effect thereto) are entitled to make a written demand for registration under the Securities Act of all or part of their Registrable Securities. Subject to certain exceptions, if at any time after the Closing, the Company proposes to file a registration statement under the Securities Act with respect to its securities, under the Registration Rights Agreement, it will be required to give notice to the Sellers as to the proposed filing and offer the Sellers holding Registrable Securities an opportunity to register the sale of such number of Registrable Securities as requested by the Sellers in writing. In addition, under the Registration Rights Agreement, subject to certain exceptions, Sellers holding at least 25% of the Registrable Securities as of the Closing (after giving effect thereto) are entitled to request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or F-3 and any similar short-form registration that may be available at such time. The Company has also agreed to file within 30 days after the Closing a resale registration statement on Form F-1, F-3, S-1 or S-3 covering all Registrable Securities and to use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as possible thereafter. If a registration statement includes any Registrable Securities that are subject to transfer restrictions under the Lock-Up Agreements, the Escrow Agreement or the Sponsor Share Letter (including pursuant to the provisions of the Insider Letter incorporated therein), such Registrable Securities may be registered, but they may not be sold or transferred while subject to such transfer restrictions. The Company initially filed such registration statement with the SEC on April 14, 2020, and it was declared effective on April 27, 2020.

Under the Registration Rights Agreement, the Sellers are required to immediately discontinue disposition of their Registrable Securities under our resale registration statement upon receipt of a notice from the Company of certain events specified in the Registration Rights Agreement, including, among others, a notice that the financial statements contained in the registration statement become stale, that the registration statement or prospectus included therein contains a material misstatement or omission due to a bona fide business purpose or if transacting in our securities by “insiders” is suspended pursuant to a written insider trading compliance program because of the existence of material non-public information.

Under the Registration Rights Agreement, we agreed to indemnify the Sellers and certain persons or entities related to the Sellers such as their officers, directors, employees, agents and representatives against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the Sellers including Registrable Securities in any registration statement or prospectus agreed to indemnify the Company and certain persons or entities related to the Company such as its officers and directors and underwriters against all losses caused by their material misstatements or omissions in those documents.

Amended & Restated Bye-laws

Nomination of Directors. Our Amended and Restated Bye-laws provide that our directors will be elected by the shareholders at an annual general meeting or at any special general meeting called for that purpose, subject to the following:

●	Wasef Jabsheh is entitled to appoint and classify two directors (such Wasef Jabsheh-appointed directors, “Jabsheh Directors”) for so long as (1) Wasef Jabsheh, members of Wasef Jabsheh’s immediate family and/or natural lineal descendants of Wasef Jabsheh or a trust or other similar entity established for the exclusive benefit of Jabsheh and his immediate family and natural lineal descendants (the “Jabsheh Family”) and/or their affiliates own at least 10% of our issued and outstanding common shares and (2) Wasef Jabsheh is a shareholder of the Company; and

●	Wasef Jabsheh will be entitled to appoint and classify one Jabsheh Director for so long as (1) Wasef Jabsheh, the Jabsheh Family and/or their affiliates own at least 5% (but less than 10%) of our issued and outstanding common shares and (2) Wasef Jabsheh is a shareholder of the Company.

Removal of Directors. Our shareholders entitled to vote for the election of directors may, at any special general meeting convened and held in accordance with the Amended and Restated Bye-laws, remove a director only with cause, provided that the notice of any such meeting convened for the purpose of removing a director must contain a statement of the intention so to do and be served on such director not less than 14 days before the meeting and at such meeting the director will be entitled to be heard on the motion for such director’s removal; provided further that a Jabsheh Director may only be removed by Wasef Jabsheh by notice in writing to the Jabsheh Director and the secretary, so long as Wasef Jabsheh is entitled to appoint such director in accordance with the Amended and Restated Bye-laws.

Approval of Certain Transactions. Our board of directors may approve the following transactions only if each Jabsheh Director then in office votes in favor of such transactions:

●	sell or dispose of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis;

●	enter into any transaction in which one or more third parties acquire or acquires 25% or more of the Company’s common shares;

●	enter into any merger, consolidation, or amalgamation with an aggregate value equal to or greater than $75 million (exclusive of inter-company transactions);

●	alter the size of the board of directors;

●	incur debt in an amount of $50 million (or other equivalent currency) or more; and

●	issue common shares (or securities convertible into common shares) in an amount equal to or greater than 10% of the then issued and outstanding common shares of the Company.

Share Exchange Agreements

In connection with the Business Combination Agreement, shareholders of IGI Dubai holding 100% of the issued and outstanding capital shares of IGI Dubai entered into Share Exchange Agreements. Under the Share Exchange Agreements, each Seller thereto agreed to sell to the Company its shares of IGI Dubai in exchange for its portion of the Transaction Consideration under the Business Combination Agreement (less such Seller’s portion of the Escrow Shares), the consummation of such purchase and sale of shares to occur simultaneously with the Closing.

Each Seller made certain limited representations and warranties, and covenants to IGI Dubai, Tiberius and the Company in its Share Exchange Agreement. Each Seller, on behalf of itself and its affiliates, also provided a general release of IGI Dubai and its subsidiaries, effective as of the Closing, other than its rights under the Share Exchange Agreement and ancillary documents and certain claims related to employment or service as a director or officer. The representations, warranties and covenants of each Seller did not survive the closing of the Share Exchange Agreement, except for those covenants to be performed after such closing, which will survive until performed in accordance with their terms. Each Seller also appointed the Seller Representative to serve as its representative under the Business Combination Agreement, its Share Exchange Agreement and ancillary documents to which such Seller is a party.

The Share Exchange Agreement signed by Ominvest also gave such Seller certain consent rights over amendments to the Business Combination Agreement. The Share Exchange Agreement signed by Argo also (1) gave such Seller certain consent rights over amendments or waivers to the Business Combination Agreement, the Sponsor Share Letter and the Registration Rights Agreement, (2) limited the Seller release to matters related to its status as an equity holder of IGI Dubai and carved out fraud claims, and (3) included certain representations and warranties by Tiberius, IGI Dubai, the Company and the Seller Representative.

The transactions contemplated by the Share Exchange Agreements were consummated on March 17, 2020, concurrently with the closing of the Business Combination.

Non-Competition Agreement

Simultaneously with the execution of the Business Combination Agreement on October 10, 2019, Wasef Jabsheh, Tiberius, IGI Dubai and the Purchaser Representative entered into a Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”), to which the Company became a party by executing and delivering a joinder thereto, in favor of Tiberius, the Company, IGI Dubai and their respective successors, affiliates and subsidiaries (collectively, the “Covered Parties”) relating to the Covered Parties’ business after the Closing. The Non-Competition Agreement became effective upon the consummation of the Business Combination. Under the Non-Competition Agreement, for a period of three (3) years after the Closing (the “Restricted Period”), Wasef Jabsheh and his controlled affiliates will not, without the Company’s prior written consent, anywhere in Asia, Africa, the Middle East, Central America, South America, Continental Europe or in any other markets in which the Covered Parties are engaged, or are actively contemplating to become engaged, in the Business, as of the date of the Closing or during the Restricted Period, directly or indirectly engage in the business (or own, manage, finance or control, or become engaged or serve as an officer, director, employee, member, partner, agent, consultant, advisor or representative of, an entity that engages in the business) of commercial property and casualty insurance and reinsurance (collectively, the “Business”). However, Wasef Jabsheh and his controlled affiliates may own passive investments of no more than 3% of the total outstanding equity interests of a competitor that is publicly traded, so long as Wasef Jabsheh and his controlled affiliates and their respective equity holders, directors, officers, managers and employees who were involved with the business of any of the Covered Parties are not involved in the management or control of such competitor. Under the Non-Competition Agreement, during the Restricted Period, Wasef Jabsheh and his controlled affiliates also will not, without the Company’s prior written consent, (i) solicit or hire the Covered Parties’ employees, consultants or independent contractors as of the Closing, during the Restricted Period or at any time within the six (6) month period prior to such solicitation, or (ii) solicit or induce the Covered Parties’ customers as of the Closing, during the Restricted Period or at any time within the 6 month period prior to such solicitation. Wasef Jabsheh also agreed to certain confidentiality obligations with respect to the information of the Covered Parties.

Lock-Up Agreements

Simultaneously with the execution of the Business Combination Agreement on October 10, 2019, the Purchaser Representative and each of Wasef Jabsheh, Argo and Ominvest (each, a “Holder”) entered into Lock-Up Agreements (each, a “Lock-Up Agreement”), to which the Company became a party by executing and delivering joinders thereto, with respect to their Exchange Shares (including Escrow Shares and any additional Exchange Shares issued after the closing of the Business Combination as a result of post-closing adjustments to the Transaction Consideration) (collectively, the “Restricted Securities”). Such Lock-Up Agreements became effective upon the consummation of the Business Combination.

In the Lock-Up Agreement signed by Wasef Jabsheh, Mr. Jabsheh agreed that he will not, during the period from the Closing and ending on the earlier of (x) one year after the date of the Closing, (y) the date on which the closing sale price of our common shares equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing, and (z) the date after the Closing on which the Company consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party (a “Subsequent Transaction”), sell, transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, the Restricted Securities, or publicly disclose the intention to do any of the foregoing. The lock-up period applicable to Mr. Jabsheh’s shares ended on March 17, 2021.

In the Lock-Up Agreements signed by Argo and Ominvest, only two-thirds of their Exchange Shares (including Escrow Shares) are Restricted Securities and one-third of their Exchange Shares are not subject to restrictions under the Lock-Up Agreement (which unrestricted shares will not include their Escrow Shares). With respect to their Restricted Securities, they each agreed that they will not, during the period from the Closing and ending (i) with respect to 50% of their Restricted Securities (excluding any Escrow Shares), on the earlier of (x) six months after the date of the Closing and (y) the date after the Closing on which the Company consummates a Subsequent Transaction and (ii) with respect to the remaining 50% of their Restricted Securities (including all Escrow Shares), the earliest of (x) one year after the date of the Closing, (y) the date on which the closing sale price of our common shares equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing, and (z) the date after the Closing on which the Company consummates a Subsequent Transaction. The lock-up period for 50% of their Restricted Securities expired in September 2020 and for the remaining 50% of their Restricted Securities on March 17, 2021.

PLAN OF DISTRIBUTION

We are registering (i) the issuance by us of up to 17,250,000 common shares issuable upon exercise of the warrants, and (ii) the resale of up to 38,861,863 of our common shares, 4,500,000 of our warrants and 4,500,000 common shares issuable upon the exercise of warrants by the selling securityholders.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,

●	at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the selling securityholders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker-dealer or agent regarding the sale of the securities by the selling securityholders. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the selling securityholders and any underwriters, broker-dealers or agents who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the selling securityholders, or perform services for us or the selling securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Exercise of Warrants

The warrants became exercisable 30 days after the completion of the Business Combination; provided that we have an effective registration statement under the Securities Act covering the common shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The warrants will expire at 5:00 p.m., New York City time, on March 17, 2025 or earlier upon redemption.

The warrants can be exercised by delivering to the warrant agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”), at its corporate trust department in the Borough of Manhattan, City and State of New York, (i) the warrants to be exercised on the records of the Depositary to an account of the Warrant Agent at The Depository Trust Company (the “Depositary”) designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase common shares pursuant to the exercise of a warrant, properly delivered by the DTC participant in accordance with the Depositary’s procedures, and (iii) by paying in full the warrant price for each full common share as to which the warrant is exercised and any and all applicable taxes due in connection with the exercise of the warrant, the exchange of the warrant for the common shares and the issuance of such common shares.

If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 90 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

The warrants will be required to be exercised on a cashless basis in the event of a redemption of such warrants pursuant to the warrant agreement governing such warrants in which our management has elected to require all holders of the warrants who exercise their warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

No fractional shares will be issued upon the exercise of the warrants. If, upon the exercise of such warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number of common shares to be issued to such holder.

TAXATION

Material United States Federal Income Tax Considerations

The following section is a summary of the material United States federal income tax considerations to U.S. holders (as defined below) of our common shares and warrants (which we refer to as our “securities”) that own or dispose of our common shares. This discussion addresses only those security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances (such as a shareholder owning directly, indirectly or constructively 5% or more of our common shares) or to holders that are subject to special rules, such as:

●	insurance companies;

●	real estate investment trusts or regulated investment companies;

●	persons who hold or receive our common shares as compensation;

●	individual retirement and other tax-deferred accounts;

●	persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar;

●	financial institutions;

●	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

●	tax-exempt organizations;

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting;

●	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and

●	Non-U.S. holders (as defined below).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our securities that is:

●	a citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

The term “Non-U.S. holder” means a beneficial owner of our securities other than a U.S. holder or an entity (or arrangement) treated as a partnership for U.S. federal income tax purposes.

If an entity (or arrangement) treated as a partnership for U.S. federal income tax purposes holds our securities the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion is based upon the Code, applicable U.S. treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to the income tax, are not addressed.

Except for the discussion under “Passive Foreign Investment Company (“PFIC”)” this discussion assumes that the Company is not, and will not, in the foreseeable future, be a “passive foreign investment company” for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDING OUR COMMON SHARES AND WARRANTS TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON SHARES AND WARRANTS.

Taxation of Dividends and Other Distributions on Our Common Shares

The gross amount of distributions made by the Company to you with respect to the common shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds the Company’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. The Company does not intend to calculate its earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to non-corporate U.S. holders, including individual U.S. holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the common shares are readily tradable on an established securities market in the United States, (2) the Company is not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares. With respect to corporate U.S. holders, the dividends will generally not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

Taxation of Dispositions of Common Shares and Warrants

You will recognize taxable gain or loss on any sale, exchange or other taxable disposition of our common share or warrants equal to the difference between the amount realized (in U.S. dollars) for the common share or warrant and your tax basis (in U.S. dollars) in the common share or warrant. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. holder, including an individual U.S. holder, who has held the common shares or warrants for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

For purposes of the PFIC rules, a corporation is treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock (the “Look-Through Rule”). Accordingly, for purposes of these rules, the Company will be treated as owning all the assets of IGI and as earning all of its income, and IGI will, in turn, be treated as owning all the assets of, and earning all the income of the two insurance companies through which it conducts its business (viz., IGI Bermuda and IGI UK (together, the “Insurance Subs”)). Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), passive assets generally include assets held for the production of such income, and gains from the disposition of passive assets are generally all included in passive income. Special rules apply, however, in determining whether the income of an insurance company is passive income for purposes of these rules. Specifically, income derived in the active conduct of an insurance business by a “qualified insurance corporation” (a “QIC”) is excluded from the definition of passive income, even though that income would otherwise be considered passive (the “Insurance Company Exception”). A non-U.S. insurance company is a qualified insurance corporation if (i) the company would be taxed as an insurance company were it a U.S. corporation and (ii) claims and claim adjustment expenses and certain reserves (limited for this purpose to amounts required by applicable law and regulation) constitute more than 25% of the company’s gross assets for the relevant year, in each case as reported to the relevant regulator (the “Reserve Test”). Although not free from doubt, under certain recently proposed regulations on which taxpayers may rely until final regulations are published (the “Proposed Regulations”), the Company believes the Insurance Company Exception will apply to all of the QIC’s income earned with respect to assets of the QIC that are available to satisfy liabilities of the QIC related to its insurance business, provided that (i) the QIC’s officers and employees carry out substantial managerial and operational activities on a regular and continuous basis with respect to underwriting, investment, contract and claim management, and sales activities and the QIC’s officers and employees perform virtually all of the active decision-making functions relevant to underwriting on a contract-by-contract basis or (ii) the QIC’s total costs incurred with respect to the QIC’s officers and employees for services rendered with respect to underwriting, contract and claim management, and sales activities are at least 50% of its total costs incurred for services by all persons for services rendered with respect to underwriting, contract and claim management, and sales activities.

Based on the gross assets and claims and claim adjustment expenses of each of the Insurance Subs, in each case as reported to the relevant regulator, and based on the manner in which each of the Insurance Subs conducts and will continue to conduct its business, the Company expects that each of the Insurance Subs will for the current year be, and for foreseeable future years will continue to be, a QIC for purposes of the PFIC rules and expects that the income earned with respect to assets of each Insurance Sub that are available to satisfy liabilities of such Insurance Sub related to its insurance business should be excluded from passive income for purposes of the PFIC rules under the Insurance Company Exception. Taking into account the income and assets of the Insurance Subs, which are treated as the income and assets of the Company for purposes of the PFIC rules, and treating that income and assets as active, the Company expects that less than 75% of its total income and that less than 50% of its total assets will be passive. Thus, the Company expects that it will not be treated as a PFIC for the current year and does not expect to be so treated in foreseeable future years. Whether the Company is a PFIC is a factual determination made annually, and the Company’s status could change depending upon, among other things, the manner in which the Company and IGI conduct their business. Accordingly, no assurance can be given that the Company is not currently or will not become a PFIC in the current or any future taxable year.

If the Company is a PFIC for any year during which you hold the Company’s common shares or warrants, it will continue to be treated as a PFIC for all succeeding years during which you hold common shares or warrants. However, if the Company ceases to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the common shares or warrants.

If the Company is a PFIC for any taxable year(s) during which you hold common shares or warrants, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares or warrants, unless, with respect to your common shares, you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares or warrants will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the common shares or warrants;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which the Company was a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares or warrants cannot be treated as capital, even if you hold the common shares or warrants as capital assets.

A U.S. holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year which you hold (or are deemed to hold) our common shares and for which the Company is determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the common shares as of the close of such taxable year over your adjusted basis in such common shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. Your basis in the common shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by the Company, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on Our Common Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If our common shares are regularly traded on Nasdaq Capital Market and if you are a holder of common shares, the mark-to-market election would be available to you were the Company to be or become a PFIC.

Alternatively, a U.S. holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. The Company does not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold common shares in any taxable year in which the Company is a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such common shares, including regarding distributions received on the common shares and any gain realized on the disposition of the common shares.

If you do not make a timely “mark-to-market” election (as described above), and if the Company were a PFIC at any time during the period you hold its common shares, then such common shares will continue to be treated as stock of a PFIC with respect to you even if the Company ceases to be a PFIC in a future year, unless you make a “purging election” for the year the Company ceases to be a PFIC. A “purging election” creates a deemed sale of such common shares at their fair market value on the last day of the last year in which the Company is treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the common shares on the last day of the last year in which the Company is treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your common shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our common shares and the elections discussed above, in particular any U.S. holders of warrants should consult their advisors regarding whether any such elections are available to warrants and the effect of making such election with respect to warrants.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, you generally will not recognize taxable gain or loss from the acquisition of common shares upon exercise of a warrant for cash. Your tax basis in the common shares received upon exercise of the warrant generally will be an amount equal to the sum of your basis in the warrant and the exercise price. Your holding period for the common shares received upon exercise of the warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the warrants and will not include the period during which you held the warrants. If a warrant is allowed to lapse unexercised, you generally will recognize a capital loss equal to your tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, your basis in the common shares received would equal your basis in the warrant. If the cashless exercise were treated as not being a gain realization event, your holding period in the common shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common shares would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, you could be deemed to have surrendered warrants equal to the number of common shares having a value equal to the exercise price for the total number of warrants to be exercised. You would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common shares represented by the warrants deemed surrendered and your tax basis in the warrants deemed surrendered. In this case, your tax basis in the common shares received would equal the sum of the fair market value of the common shares represented by the warrants deemed surrendered and your tax basis in the warrants exercised. Your holding period for the common shares would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, you should consult your tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of common shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. You would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases your proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of common shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of common shares which is taxable to the U.S. holders of such shares as described under “—Taxation of Dividends and Other Distributions on Our Common Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if you received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

Certain non-corporate U.S. holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares and warrants issued by a non-U.S. corporation. These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares and warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes any other required certification or who otherwise establishes an exemption from backup withholding. U.S. holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information.

Bermuda Tax Considerations

Under present Bermuda law, no Bermuda withholding tax on dividends or other distributions, or any Bermuda tax computed on profits or income or on any capital asset, gain or appreciation will be payable by us or applicable to our operations, and there is no Bermuda tax in the nature of estate duty or inheritance tax applicable to our shares, debentures or other obligations held by non-residents of Bermuda.

Tax Assurance

We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31,2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

Taxation of Shareholders

Shareholders should seek advice from their tax advisor to determine the taxation to which they may be subject based on the shareholder’s circumstances.

ENFORCEMENT OF CIVIL LIABILITIES

We are an exempted company incorporated in Bermuda and, as a result, the rights of the holders of our common shares are governed by Bermuda law, our memorandum of association and our Amended and Restated Bye-laws. We conduct our operations through subsidiaries which are located outside the United States. All of our assets are located outside the United States, and substantially all of our business is conducted outside the United States. All of our officers and a majority of our directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to effect service of process on these individuals in the United States in the event that you believe that your rights have been infringed under applicable securities laws or otherwise or to enforce in the United States judgments obtained in U.S. courts against the Company or those persons based on civil liability provisions of the U.S. securities laws. It is doubtful whether the courts in Bermuda will enforce judgments obtained in other jurisdictions, including the U.S., against the Company or its directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against the Company or its directors or officers under the securities laws of other jurisdictions.

We have appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711 as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the United States or of any state in the United States.

LEGAL MATTERS

The validity of the common shares offered by this prospectus and certain legal matters as to Bermuda law will be passed upon by Conyers Dill & Pearman Limited, Hamilton, Bermuda. The validity of the warrants has been passed upon for us by Freshfields Bruckhaus Deringer US LLP.

EXPERTS

The consolidated financial statements of International General Insurance Holdings Ltd., appearing in International General Insurance Holdings Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following table sets forth the aggregate expenses in connection with this offering, all of which will be paid by us (other than the expenses in connection with the sale of securities by the selling securityholders, which expenses will be paid by the selling securityholders, unless stated otherwise in a prospectus supplement). All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee*	$—
Legal fees and expenses	150,000
Accounting fees and expenses	25,000
Printer	25,000
Miscellaneous	25,000
Total	$225,000

*	The SEC registration fee has been offset by an unused filing fee paid in connection with IGI’s previously-filed Registration Statement on Form F-1 (File No: 333-237674).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling securityholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.iginsure.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or furnish to them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents filed with the SEC in the future under Sections 13(a), 13(c) and 15(d) of the Exchange Act until the offerings made under this prospectus are completed:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on April 1, 2021; and

●	all other documents we file pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities and, to the extent designated therein, reports furnished to the SEC on Form 6-K, in each case with effect from the date that such document or report is so filed or furnished.

Our annual report on Form 20-F contains a summary description of our business, audited consolidated financial statements with a report thereon by our independent auditors, and management’s assessment of internal control over financial reporting.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus other than exhibits which are not specifically incorporated by reference into those documents. You can request those documents from either of the below:

International General Insurance Holdings Ltd.

74 Abdel Hamid Sharaf Street, P.O. Box 941428, Amman 11194, Jordan

Tel.: +962 6 562 2009

Attention: Chief Compliance Officer

We have not authorized any other person to provide you with any information other than the information contained in this prospectus and the documents incorporated by reference herein. We do not take responsibility for, or provide any assurance as to the reliability of, any different or additional information. We are not making an offer to sell any securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

PART II

Information Not Required in Prospectus

Item 8. Indemnification of Directors and Officers.

The Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Our Amended and Restated Bye-laws provide that the directors, resident representative, secretary and other officers acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable to the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties.

We have entered into indemnification agreement with each of our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

The following exhibits are included or incorporated by reference in this registration statement on Form F-3:

Exhibit Index

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.

2.1†	Business Combination Agreement, dated as of October 10, 2019, by and among Tiberius Acquisition Corporation, Lagniappe Ventures LLC in the capacity as the Purchaser Representative thereunder, International General Insurance Holdings Ltd. and Wasef Jabsheh in the capacity as the Seller Representative thereunder, and the Company and Merger Sub pursuant to a joinder thereto (incorporated by reference to Exhibit 2.1 to Tiberius’s current report on Form 8-K (File No. 001-38422) filed with the SEC on October 17, 2019).

2.2	First Amendment to the Business Combination Agreement, dated as of February 12, 2020 (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form F-4 (File No. 333-235427) filed with the SEC on February 18, 2020).

4.1	Specimen Common Share Certificate of the Company (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form F-4 (File No. 333-235427) filed with the SEC on February 10, 2020).

4.2	Specimen Warrant Certificate of the Company (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form F-4 (File No. 333-235427) filed with the SEC on February 10, 2020)

4.3	Warrant Agreement, dated as of March 15, 2018, between Continental Stock Transfer & Trust Company and Tiberius (incorporated herein by reference to Exhibit 4.1 to Tiberius’s current report on Form 8-K (File No. 001-38422) filed with the SEC on March 21, 2018).

4.4	Amendment to Warrant Agreement, dated as of March 17, 2020, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.4 to the Company’s shell company report on Form 20-F (File No. 001-39255) filed with the SEC on March 23, 2020).

5.1**	Opinion of Conyers Dill & Pearman.

5.2**	Opinion of Conyers Dill & Pearman.

5.3**	Opinion of Freshfields Bruckhaus Deringer US LLP.

23.1**	Consent of Ernst & Young LLP.

23.2**	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

23.3**	Consent of Conyers Dill & Pearman (included in Exhibit 5.2).

23.4**	Consent of Freshfields Bruckhaus Deringer US LLP (included in Exhibit 5.3)

24.1**	Powers of Attorney (included on the signature page of the Registration Statement).

________________

*	To be filed, if applicable, by amendment or as an exhibit to a report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

**	Filed herewith.

†	Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted exhibits or schedules to the SEC upon request.

Item 10. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for fling on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amman, Jordan, on the 1st day of April, 2021.

International General Insurance Holdings Ltd.

By:	/s/ Wasef Jabsheh
	Name:	Wasef Jabsheh
	Title:	Chairman and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hatem Jabsheh, Rawan Alsulaiman and Pervez Rizvi, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Wasef Jabsheh	Chairman and Chief Executive Officer and Director	April 1, 2021
Wasef Jabsheh	(Principal Executive Officer)

/s/ Pervez Rizvi	Chief Financial Officer	April 1, 2021
Pervez Rizvi	(Principal Financial and Accounting Officer)

/s/ David Anthony	Director	April 1, 2021
David Anthony

/s/ Michael T. Gray	Director	April 1, 2021
Michael T. Gray

/s/ Walid Wasef Jabsheh	Director	April 1, 2021
Walid Wasef Jabsheh

/s/ David King	Director	April 1, 2021
David King

/s/ Wanda Mwaura	Director	April 1, 2021
Wanda Mwaura

/s/ Andrew J. Poole	Director	April 1, 2021
Andrew J. Poole

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of International General Insurance Holdings Ltd., has signed this registration statement in the City of Newark, State of Delaware, on April 1, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director